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                                                                EXHIBIT 10(i)(f)

                                        February 12, 1997



W. R. Howell
4 Saint Andrews Court
Frisco, Texas  75034

Dear W. R.:

  In consideration of your agreement to provide services to the Company, the Company agrees with you as follows:

     Services.  The personal services to be provided by you shall be such
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services as may be requested from time to time by the Chairman of the Board.  In rendering such services the Company will not deem you to be an employee for any purpose, including entitlement to employment benefits, and accordingly, you shall be eligible to receive all retiree benefits to which you are entitled because of your prior employment by JCPenney. In connection with any requested services your Indemnification Agreement, dated July 29, 1986, will continue in full force and effect for the term of this agreement.

     Compensation.  The Company will pay you an annual retainer of $300,000 for
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a period of five years, beginning March 1, 1997 and ending March 1, 2002, payable monthly. The Company's obligation to make these payments will terminate in the event of your death.

     The Company will grant you a stock award of shares of JCPenney Common Stock having a market value of $5 million with a tax gross up payment sufficient to
assure that the full amount of the grant will be realized.   This grant will be
made from the Company's 1993 Equity Compensation Plan on the date on which the Company will make its regular 1997 stock option grants to management employees and the shares of JCPenney Common Stock granted to you on that date will fully vest immediately. The number of shares to be received by you on the grant date will be $5 million divided by the fair market value (as defined in the Company's 1993 Equity Compensation Plan) of JCPenney Common Stock on the grant date. In addition, all non-qualified stock option grants which you may hold during the term of this agreement shall be exercisable until their original expiration dates.
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W.R. Howell
February 12, 1997
Page 2

     Travel and Business Expenses.  You will have the use of JCPenney's
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corporate aircraft and car and driver when you are performing the requested services. The scheduling of this use is to be coordinated with the Chairman of the Board. You shall also be reimbursed for reasonable business expenses, including spouse's travel expenses if appropriate, when performing any requested services.

     Office and Secretary.  You shall also be provided with an office and
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secretarial services during the term of this agreement as arranged by the
Chairman of the Board.

     Non-Competition.  While you are no longer an active employee of the Company
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and are free to engage in other activities, you agree that so long as this agreement is in effect that you will be bound by the Company's Statement of Business Ethics on the same basis as an employee of JCPenney and that you will not engage in, or be involved with, directly or indirectly, any investments in or provide services to any person or entity which may be deemed to be a competitor of the Company as that term is defined in the Statement of Business Ethics.

  For the Company's records, I would appreciate your acknowledging receipt and acceptance of the terms of this agreement by signing and returning to me the enclosed duplicate copy of this letter.


                                        Warm regards,



                                        /s/ Jim Oesterreicher


cc:  Colby C. Chandler



Accepted and agreed to this 16th day of February, 1997.

   /s/ W. R. Howell
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       W. R. Howell